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                                  EXHIBIT 21.1
                            SUBSIDIARIES OF PEDIATRIX

1.       PMG Acquisition Corporation

2.       Pediatrix Medical Group of Delaware, Inc.

3.       Pediatrix Medical Group of Florida, Inc.

              Neonatal Associates of Northwest Florida, P.A.

4.       Florida Regional Neonatal Associates, P.A.

5.       Obstetrix Medical Group, Inc.

              Obstetrix Medical Group of Florida, Inc.

              Obstetrix Medical Group of Delaware, Inc.

6.       Magella Healthcare Corporation

              Magella Nevada, LLC

              Magella Texas, LLC

                  Magella Healthcare Group, L.P.

                           Mountain States Neonatology, Inc.

                           Ozark Neonatal Associates, Inc.

              Alaska Neonatology Associates, Inc.